Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Managing Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION APPOINTS

COLLEEN BIRDNOW BROWN TO ITS BOARD OF DIRECTORS

EL SEGUNDO, Calif., August 22, 2019 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, is pleased to announce the appointment of Colleen Birdnow Brown to its board of directors, effective August 21, 2019. Ms. Brown is a highly experienced and recognized corporate director and executive with a strong background in marketing, technology, media, strategic planning and corporate governance.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer commented, “Colleen brings extensive executive and boardroom experience in strategic planning, operations, marketing, technology and corporate governance matters through a distinguished career of proven leadership that has included service as chair of a public company board, Chief Executive Officer of a public company and senior officer of multiple leading companies. We are excited to have her as a part of the Big 5 Sporting Goods Board of Directors and look forward to leveraging her expertise as we execute on our long-term growth strategy.”

Ms. Brown was previously President, Chief Executive Officer and a director of Fisher Communications Inc., a public multimedia company. She also has served in various leadership capacities with media companies Belo Corp., Lee Enterprises and Gannett Co. In addition, Ms. Brown is the founder of Marca Global, an innovative marketing and internet technology company.

Ms. Brown currently serves on the board of TrueBlue, where she is chair of the Innovation and Technology Committee and a member of the Nominating & Corporate Governance Committee and the Compensation Committee, and Spark Networks, where she is chair of the Audit Committee and a member of the Presiding Committee. She also serves on the boards of privately held Port Blakely Forestry and IntellaSphere, as well as non-profit Delta Dental of Washington. Over the course of her career, Ms. Brown has served on numerous other corporate boards, including American Apparel, where she served as board chair, DataSphere Technologies, BECU (Boeing Employees Credit Union), CareerBuilder and Classified Ventures.

In 2017, Ms. Brown was recognized as “Director of the Year” by the Pacific Northwest chapter of the National Association of Corporate Directors (“NACD”) and also was selected as a “Top 100 Director” in the United States by the NACD.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 434 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended June 30, 2019. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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